Extension To Kraig T. Higginson Promissory Note/LOC

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Kraig T. Higginson, said note originally dated July 22, 2015, subsequently extended to May 31, 2028.

Be it known, that for good consideration the parties made the following additions or changes to said contract as if contained therein:

1. Total amount of the promissory note/line of credit to be increased to an amount not to exceed $4,600,000.
2. Due date for the note is extended to the earlier of May 31, 2028 or at the time when the anticipated additional raise of funds is successful.
3. As consideration for extending this note, Kraig T. Higginson will receive 1,664,550 warrant shares of Sundance Strategies, Inc. stock. The warrant share calculation is based upon the formula of a 18 month extension and figured pro rata if shorter than 12 months: *(18 month extension x 20,000 warrants = 360,000 + 1 warrant for each $1 of principle balance = X, divided by the number of months extending)*. In this case, 18 months x 20,000 warrants = 360,000 plus $1,304,550 x 1 warrant for each $1 of principle = 1,304,550 warrants. Adding the 1,304,550 to the 18 month extension of 360,000 warrants equals a total of 1,664,550 warrants. These warrants will have a 5 year available exercise window from the date of this extension at a price of $ 0.41 per warrant share. A "Cashless Exercise" of the warrants will be available per the terms to follow. The Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current fair market value per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current fair market value per share of Common Stock. All other terms and conditions shall remain in full force and effect. The Company will have no obligation to register these shares.

All other terms and provisions shall remain in full force and effect.

Sundance Strategies, Inc.

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By: Randall F. Pearson, It's President

Kraig T. Higginson

____

By: Kraig T. Higginson

Signed this 8th day of January 2026.